September 23, 2014

R. Scott Herren

Dear Scott,

On behalf of Autodesk, Inc., (“Autodesk” or “Company”), I am pleased to offer you the position of Senior Vice President and Chief Financial Officer. In this position, you will report directly to Carl Bass. This offer of employment is conditioned on contingencies listed below. If you accept this offer, your start date will be mutually agreed upon.

Location. You will be located in our San Francisco office. Autodesk’s main U.S. office is located at 111 McInnis Parkway, San Rafael, CA 94903 and its main phone number is 415-507-5000.

Compensation. Your starting base salary will be $10,961.54 per week annualized at $570,000. The Company pays employees bi-weekly. To determine specific pay dates, please go to the Company’s intranet site when you join us and click on Payroll.

Bonus. You will also be eligible to participate in the Autodesk Executive Incentive Plan (“EIP”).  Your annual EIP target incentive amount is 75% of your base salary.  The decision whether to grant an EIP award to an eligible participant as well as the amount of any award is within the sole discretion of the Company, and is based on many factors including corporate as well as individual performance. The EIP is funded per fiscal year, which is February 1 through January 31. Because you are expected to be hired prior to January 1 you will be eligible to earn a bonus for the fiscal year ending January 31. You will receive details about the terms and conditions of the applicable EIP when you join Autodesk.
Signing Bonus.  You will be paid a sign-on bonus of $150,000, less applicable payroll withholdings. You will receive this in two payments. You will receive the first payment in the amount of $75,000 in your first or second paycheck after your hire. You will receive the final amount of $75,000 at the end of your sixth full month of employment. If you resign from your employment with Autodesk at any time within one calendar year following your start date, you agree that on or before your last day of employment with Autodesk, you will repay Autodesk the full net amount of your bonus, meaning what you received after payroll withholdings. You will be eligible for a signing bonus as follows.

Autodesk, Inc.
111 McInnis Parkway, San Rafael, California 94903
PHONE +1 415 507 5000 | FAX +1 415 507 6338 | www.autodesk.com

Restricted Stock Units. We will recommend to the Compensation Committee of the Board of Directors (“Committee”) that at a meeting following commencement of your employment, you be granted 36,000 restricted stock units that, upon vesting, convert to an equal number of shares of Autodesk common stock. The restricted stock units do not have a purchase price but are subject to taxation upon vesting. Any such grant will be subject to the terms and conditions of the applicable Autodesk employee equity plan and restricted stock unit agreement, which you would be required to sign to receive the restricted stock units. In addition, we will recommend to the Committee an additional 36,000 of performance-based restricted stock units are granted at the time the performance standards are established for fiscal year 2016, most likely in March 2015.

Relocation. You will relocate to the San Francisco Bay Area and will need to complete your relocation by within 24 months of your hire date.

Relocation Assistance.  To assist you with your move, Autodesk will provide you with relocation services in accordance with the attached Relocation Policy and Package details.  Your signature below is confirmation by you that you have read and understood these attachments and agree to be bound by the terms therein.  Please note that you must use these relocation services within two years after your start date and all terms of the attached Policy apply including your obligation to reimburse Autodesk for these relocation benefits in accordance with the Policy.

Tax Assistance. Most of the relocation expenses are considered taxable income to the employee. The Company will assist with the tax liability associated with these expenses (referred to as a “gross up”). Using the marginal tax rate that applied based on your expected Autodesk income, the Company will “gross up” any non-deductible, approved relocation expenses that would otherwise be considered W-2 income. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” (i) all such expenses or other reimbursements shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in ay taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Employment Benefits. If eligible, you will have the opportunity to participate in a wide variety of employee benefit programs. These programs include health insurance, a 401(k) savings and investment plan with company match, employee stock purchase plan, paid vacation and sabbatical program. You can obtain details about the programs available at your new hire orientation or online after you join us. If you have specific questions about these programs beforehand, please contact Benefits at HR.benefits.USA@autodesk.com.

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Autodesk, Inc. Offer Letter        Last Revised March 2014

At-Will Employment. Please understand that this letter does not constitute a contract of employment for any specific period of time. Your employment with Autodesk will be at-will. This means that you or the Company may terminate your employment relationship without notice and for any reason at any time.

Confidentiality and Intellectual Property Obligations As a condition of your employment, you must review and sign the attached Employee Nondisclosure and Assignment Agreement. You agree that you have disclosed to Autodesk any non-compete or non-solicitation obligations that you may have to your former employer(s), including providing Autodesk with a copy of any such agreements and by answering any inquiries Autodesk may have about them. We want to emphasize that you should not violate any obligations you have to any person or entity by, for example, using or sharing any confidential information you have regarding such person or entity in doing work for Autodesk.

Employment Eligibility Verification. In accordance with the Immigration Reform and Control Act of 1986, we are required to verify your identity and work authorization. This offer of employment is conditioned upon your satisfactory completion of this process and having proper work authorization. So that we can do so, please read and follow the instructions in the attached Employment Eligibility Verification and Lists of Acceptable Documents.

Background & Reference Checks. This offer of employment is conditioned upon your completing a background check and the Company’s determining that the results of this check and additional reference checks are satisfactory. In addition, this offer may be conditioned on your completion of a credit check if allowed by law and the Company’s determination that the results of these are satisfactory. The Company’s background and credit checks are performed by HireRight. Information about HireRight’s privacy practices is available at www.hireright.com/Privacy-Policy.aspx.

Conflicts of Interest. You are required to disclose to the Company in advance of your employment any interest you may have which may create an actual or perceived conflict of interest with your employment by the Company.  Generally, a conflict of interest exists when a personal interest or activity interferes or has the potential to interfere with your professional judgment or your responsibility to the Company because it is inconsistent with the Company’s interests.   For example, a conflict of interest may exist if while you are employed by the Company, you are a consultant for, have an affiliation with or a financial interest in an Autodesk customer, reseller, distributor or competitor.  A conflict of interest may also exist if you serve on the board of directors of any such company.  You must err on the side of disclosing any potential conflict of interest.  The Company reserves the right to rescind this offer at any time if a conflict is disclosed or discovered that cannot be resolved to the satisfaction of the Company.

This Agreement. This offer letter, along with the other documents described in it and attached to it constitute the only agreement between us regarding the terms and conditions of your employment (together “Agreement”). This Agreement supersedes and replaces all other agreements, promises or the like regarding these topics. The provisions of this Agreement cannot be changed except in writing signed by an authorized representative of Autodesk.

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Autodesk, Inc. Offer Letter        Last Revised March 2014

This offer must be accepted in writing within seven business days from date of the letter or it will expire and become null and void. Please confirm your acceptance by signing a copy of this letter and all attached documents which require a signature such as the Employee Nondisclosure and Assignment Agreement. Copies of this letter and attachments, including those transmitted electronically, are effective as originals. Therefore, you may return the signed documents for receipt prior to the above deadline to me one of two ways: (1) email the PDF documents to jan.becker@autodesk.com; (2) return via mail or federal express the documents to Jan Becker, 111 McInnis Parkway, San Rafael, CA 94903. We look forward to working with you and hope that you will join us.

Sincerely,

/s/ Jan Becker
Jan Becker
Senior Vice President
Human Resources

I agree to and accept employment with Autodesk on the terms and conditions set forth in the letter agreement, including that my employment is at-will.

September 26, 2014             by /s/ R. Scott Herren____________
Date                     R. Scott Herren

Enclosures:    New Employee Forms
Employee Nondisclosure and Assignment Agreement
Relocation Policy and applicable Package

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Autodesk, Inc. Offer Letter        Last Revised March 2014

Employee Relocation Policy
U.S. Domestic
R. Scott Herren

Presented by

Getting Started

Your Relocation Policy
Autodesk has established a relocation policy to provide for the financial and service needs of employees who relocate at the company’s request. The policy is designed to address most events in a typical relocation and is intended to ease the transition to the new location for you and your family.
This Employee Relocation Guide outlines the various benefits available to you. We suggest that you review it carefully and make note of any questions or further information you may need.
Important Notices

▪
Altair Global Relocation will coordinate your relocation. An Altair consultant will be available each step of the way and will provide access to resources needed throughout the transition. You should direct all questions about the policy or the nature of reimbursable expenses to your Altair consultant.

▪
This guide is intended to help you understand the relocation benefits you may receive. Autodesk reserves the authority to interpret, at its sole discretion, the provisions of this program and the right to amend, limit or change any of its provisions with or without prior notice.

▪	Nothing in this guide should be interpreted as an employment guarantee or as creating an employment contract, expressed or implied, for any duration.

▪
The intent of the relocation program is to provide reasonable, consistent and cost effective financial assistance and quality services to employees who relocate at the request of the company. The policy does not offer or imply that all relocation costs will be fully compensated.

▪
It is expected that you will make every effort to transfer promptly and control the cost of your move whenever possible. You will be reimbursed for reasonable, necessary and properly authorized expenses covered by the policy. You are expected to maintain expenses at a conservative level and to be familiar with which expenses are reimbursable. The company may, at its discretion, choose not to reimburse, in full or in part, an expense that is deemed unreasonable or excessive.

▪	If you own a home at the time of your transfer, you may receive certain benefits that are not available to those who rent or lease their primary residence.

▪	Relocation benefits – like all forms of employee compensation – are considered confidential.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 1

Altair Will Administer Your Relocation

Altair Global Relocation is a full-service relocation management firm retained by Autodesk to assist you with each step of your relocation. Altair has years of experience and a vast array of resources at its disposal. You will have one single point of responsibility at Altair, your relocation consultant, who will provide service, answer questions, and address issues that arise.
In addition to normal business hours, your relocation consultant is available evenings and weekends to assist you with any aspect of your relocation.
Altair offers comprehensive services to make your move successful, including departure, destination, transition, and administrative benefits.

Altair Global Relocation
201 N. Civic Drive, Suite 240
Walnut Creek, CA 94596
Toll Free: 800.934.5400
Direct: 925.945.1001
FAX: 925.945.1879
www.altairglobal.com

Altair’s STAR® Employee and Family web site contains simple and intuitive interfaces, which allow retrieval of vital information in just a few easy clicks. Once Altair receives your authorization for relocation from Autodesk, you will receive an invitation via email to create your STAR® account online. You will have access to:

▪	Relocation resources, tools, and information

▪	Relocation policies and related documents

▪	Viewing online messages about your relocation

▪	Submitting and tracking expense reimbursement requests
Make the most of STAR® at your convenience, but never hesitate to contact your consultant whenever you are in doubt or need assistance with your relocation.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 2

Relocation Summary

Please Note: The following summary does not include all details regarding the application of these benefits. Conditions and limitations may apply that need further explanation. Do not rely on this summary alone; read the entire document carefully and ask your consultant to clarify any point that you do not understand.

PROVISION	BENEFITS
Commuting Benefits	Fully furnished corporate apartment in San Francisco for eighteen months. Round trip air fare from San Francisco to Boca Raton each month for eighteen months.
Miscellaneous Relocation Allowance	One month’s base salary up to $20,000, less taxes.
Home Sale Marketing	Professional guidance in the selection of a broker and an initial listing price of your home.
Home Finding Trip	One trip up to 6 days, 6 nights; meals not to exceed $35 per adult; reasonable expenses for lodging, car rental, and economy class airfare.
Reimbursement of Home Sale Closing Costs	Customary closing costs covered for primary residence; real estate commission not to exceed 6%; home should be listed within 105% of the BMAs’ suggested list price.
Mortgage Assistance	Altair provides counseling and referral to lenders that offer special programs.
Home Purchase Closing Costs	Reasonable and customary closing costs reimbursed.
Household Goods Moving	Packing, transportation, unpacking and insurance for up to 25,000 lbs.; 2 cars shipped; 30 days’ storage.
Final Trip
Reasonable expenses for employee and eligible dependents; one-way economy airfare or mileage reimbursed at the current IRS rate; lodging; meals up to $35 per day per adult and $17.50 per day per child) en route; must drive at least 350 miles per day; transportation (airfare only) for up to 2 pets if traveling on same flight as family.

Expense Reporting	Employee-paid covered relocation expenses reimbursed by Altair upon receiving completed expense form with receipts for all expenses.
Tax Liability	Most taxable reimbursements are grossed up to assist with the tax impact on the employee.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 3

Eligibility for Benefits

In order to be eligible for relocation benefits under Autodesk’s policy, the circumstances of your relocation must meet certain requirements and you must follow company procedures.
You are eligible for benefits under this policy if:

▪	You have been asked to relocate as a result of a company-initiated transfer and your transfer has been approved prior to any action under this policy.

▪	Your relocation meets the following Internal Revenue Service guidelines for a qualified move for tax purposes.

•	The IRS requires that the distance from your former residence to your new work location be at least 50 miles greater than the distance from your former residence to your previous work location.

-	You are employed full time within the same general commuting area for 39 weeks within a 12-month period that begins when you arrive at the new location.

▪	The transfer is between locations within the U.S.

▪	All relocation benefits are initiated within twenty four (24) months from your hire date.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 4

Temporary Living Expenses

Autodesk will provide you with a fully furnished corporate apartment located in San Francisco for up to eighteen months.

You will be eligible for one trip per month back to your home location. The flights should be booked through Autodesk Travel department and in accordance with the travel policy. These trips can be booked for you to return to your home location or your spouse to travel to California.

Autodesk will make arrangement to ship your personal automobile to California. A rental car will be provided until your personal automobile arrives.

Tax Liability
This benefit is reported as additional gross earnings and the amount will be grossed up to help offset additional taxes.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 5

Miscellaneous Relocation Allowance

Autodesk’s relocation policy does not specifically cover every expense you are likely to incur in your move. To help you cover these various costs for relocation expenses, Autodesk will provide a Miscellaneous Expense Allowance (MEA) equal to one month’s base salary up to a maximum of $20,000.
This benefit may be used to help with expenses such as:

▪	Storage of household goods for longer than allowed by Autodesk policy

▪	Shipping extraordinary items

▪	Loss of frozen foods and plants

▪	Child care fees

▪	Repairs, decorating or landscaping for old or new home

▪	Cost of extending utilities, sewer, and similar services from the main source to a newly built home

▪	Security or utility deposits

▪	Installation expenses for telephone, TV, cable, or satellite hook-ups

▪	Wiring new home for electronic systems

▪	Carpet and drapery alteration/cleaning/installation/replacement

▪	House cleaning/trash removal

▪	Driver and car license reissues

▪	Tax obligations not fully compensated by gross-up

▪	Other unforeseen expenses

Tax Liability
Your Miscellaneous Expense Allowance is reported as additional gross earnings. No tax assistance is available, and appropriate taxes will be withheld.
The money is yours to use as you wish, and no accounting to Altair or Autodesk is required. However, you may need to keep receipts for your personal tax records. If in doubt, keep your receipts and talk to a tax advisor.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 6

Home Sale Assistance

For homeowners, the sale of your home may be one of the most critical factors in accomplishing a successful relocation. The home sale assistance provided for you through Altair is designed to help you obtain a suitable price for your home in a reasonable period of time.
It is the intent of the Company relocation policy to assist you in the sale of your home by providing professional guidance in the selection of a broker and an initial listing price of your home.
As soon as you and your family are ready to begin marketing your home, the Altair consultant will be available to assist in listing your home with an approved broker.
After conducting an initial interview with you, your consultant will order two current BMAs (Brokers’ Market Analyses) and will review them with you thoroughly. These BMAs will assist you in making an informed decision on how to price your home based on neighborhood comparisons. It is suggested that you list your home at no more than 105% of the suggested list price as determined by the BMAs.
A Broker’s Market Analysis is performed by a real estate broker on the basis of his or her knowledge of the current real estate resale activity in the community. Each analysis will compare your home with other similar recently sold homes to attempt to answer the question “What will the home sell for in the next two to three months, as is, with usual financing for the area?”
You may want to list your home with one of the brokers who provide a BMA but you are not required to do so. Talk over your broker preferences with your Altair consultant, and if you wish to consider additional brokers, Altair will provide referrals. It is recommended that you use an Altair-referred broker.
You will be completely in charge of the sale of your home. The Altair consultant will work with you and your broker and ensure the highest cooperation by the real estate community to increase the likelihood of a successful sale. If the broker you have selected is not working in your best interest, your consultant can advise you and offer alternate recommendations.

Call Altair First!
800.934.5400

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 7

Direct Reimbursement of Closing Costs
You are eligible for reimbursement of normal and customary closing costs. Such costs include:

▪	Normal and reasonable real estate broker’s commission (not to exceed 6% of sales price)

▪	Lender required seller inspections

▪	Escrow fee

▪	Deed preparation fee

▪	Reconveyance fee

▪	Title endorsements

▪	Wire transfer fees
Closing costs which are not eligible for reimbursement include:

▪	Discount points (FHA, VA, or conventional)

▪	Insurance

▪	Utility bills

▪	Property taxes

▪	Homeowner Warranty

▪	Rent

▪	Seller concessions that you have negotiated into your contract with the buyer, including buyer’s closing costs, repairs, remodeling, restoration or renovation of any kind

▪	Expenses to remedy and bring to acceptable standards hazardous conditions in the home, such as:

-	Radon gas

-	Friable asbestos

-	Lead-based paint

-	Urea formaldehyde foam insulation

-	Underground storage tanks containing toxic materials

-	Similar environmental hazards
Pages 1 and 2 of the HUD Settlement Statement/Disclosure Statement must be submitted to Altair for reimbursement of selling costs. Highlight the reimbursable expenses on the HUD statement, total these expenses, and attach to an Altair expense report form.

Tax Liability
This benefit is reported as additional gross earnings and the amount will be grossed up to help offset additional taxes.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 8

New Home Finding Assistance

When you are ready to visit your destination to look for suitable housing, Altair can take care of many of the details for you. Do not contact any real estate professional at the destination without the guidance of your Altair consultant.
You will have plenty of help in searching for your new residence. Specifically:

▪
Before you depart to look for housing in the new location, your consultant will ask you for detailed information concerning your housing preferences, price range and family requirements. This information will be used to reduce time and effort looking at homes or apartments that do not fit your expectations or requirements.

▪	The Altair consultant is available every day to answer questions, coordinate services, and make certain that every resource you require is available throughout your visit to the destination city.

▪	If you wish to rent, Altair will arrange for a rental service or a real estate broker to assist you in locating the right place for you.

▪
If you choose to purchase a home, a real estate broker will arrange for house-hunting tours for every day you are in the area. You will be escorted to neighborhoods and homes of interest to you. Through your broker or agent, you will see homes targeted to meet the goals and needs you have expressed.

Business Expenses
Should you incur business expenses during the home finding trip, these expenses must be segregated from relocation expenses and submitted to Autodesk separately to avoid relocation tax liability.

Tax Liability
This benefit is reported as additional gross earnings and the amount will be grossed up to help offset additional taxes.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 9

Mortgage Assistance

One of the critical aspects of buying a new home is obtaining mortgage financing. Altair can provide you with a list of representatives of selected local and national mortgage companies that will offer loan programs for your use. You are not required to use any of the lenders referred by Altair, but they typically offer mortgages at competitive interest rates and reduced fees. Your designated mortgage company will provide details on financing your transaction.

Home Purchase Closing Costs
You are eligible for reimbursement of normal closing costs when you purchase a home at the new location. To receive this benefit you must close the purchase of your new home within two years of your report date at the destination assignment.
Closing Procedures
Your mortgage company will provide details on financing your transaction.
Your Altair consultant will review your closing documents to make certain that the charges are in order, consistent with your negotiated purchase contract and within the limits of reimbursements that will be paid by Autodesk.
Covered Closing Expenses

▪	Title search

▪	Lender required purchaser inspections

▪	Transfer tax

▪	Title insurance

▪	Escrow and title fees

▪	Appraisal fee

▪	Recording fees

▪	Document preparation fees

▪	Tax service fee

▪	Processing and underwriting fee

▪	Wire transfer and delivery fee

▪	General home inspection

Note: The items listed above are not all inclusive. Eligible expenses may vary by local custom. Your consultant will advise you regarding expenses covered by Autodesk.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 10

Non-covered Closing Expenses
Specifically excluded are prepaid expenses such as:

▪	Loan origination fees

▪	Prorated interest

▪	Discount points

▪	Taxes

▪	Homeowner’s insurance

▪	Mortgage insurance

▪	Earnest money payments

▪	Property mortgage insurance for insufficient down money

▪	Tax or insurance escrow

▪	Home warranties

▪	Any fees associated with second mortgages
Tax Liability
Covered home purchase expenses are reported as additional gross earnings and are grossed up. If you have any questions, consult a tax advisor.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 11

Household Goods Moving

Moving your household goods is a critical part of your relocation, and Altair will make the experience as worry-free as possible. Your valued belongings will be shipped by one of Altair’s select moving companies, chosen to deliver the highest quality of service.
Your consultant will arrange for Altair’s household goods move coordinator to contact you initially and provide you with details surrounding the movement of your household goods. The moving company will need sufficient time to properly coordinate your move, ideally at least three weeks’ advance notice.
Packing and loading dates will be arranged with every attempt made to provide these services on the dates you request. However, keep in mind that Autodesk will not authorize or reimburse additional costs of weekend or holiday service.
Insurance
Replacement cost insurance up to $100,000 is provided at no cost to you. If you require additional coverage in excess of that provided, the cost will be billed to you.
Moving Services
The selected household goods carrier will pack, load, insure, transport, deliver and unpack up to 25,000 pounds of your normal household goods. There are some limits to this service. Furniture and boxes will be placed in your home where specified, and the contents of your boxes will be unpacked and placed on the closest flat surface if desired. Unpacking beyond this description is considered a settling-in service or maid service and may be obtained from the moving company at an additional cost to you. Maid or settling-in services are considered miscellaneous expenses and will not be reimbursed by Autodesk.
Depending on the complexity of services you require, some additional services may be performed by your moving company or a third-party service firm when deemed necessary by Altair and within reasonable costs. Such “third-party” services, including crating, will be considered for normal household goods only and will not include service for items affixed to the property.
It is strongly recommended that you take advantage of the packing services provided by this policy. If you pack yourself, no cost saving is realized and none of the goods that you pack will be insured.
Household Goods Storage
Storage of household goods and personal effects in transit will be covered up to 30 days, but only if storage is unavoidable. If storage is required for more than 30 days or if you need to access any stored items, the charge will be billed to you.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 12

If you choose to build a home in the new location, you will be responsible for costs beyond the time period allowed by this policy.
Temporary storage of household goods will not be authorized for any length of time to accommodate plans for vacation or side trips en route to your new home, remodeling of a new home, or to delay mortgage payments.
Transportation of Automobiles
Autodesk will pay for shipping two personal automobiles. The vehicles must be in working order and must fit on a standard car carrier or moving van.
If you drive to the new location, mileage and tolls via the most commonly used direct route will be reimbursed at the current IRS rate. Mileage for up to two automobiles is allowed.
You are responsible for the movement of any additional personal automobiles at your own expense.
Disconnecting and Connecting Appliances/Utilities
Autodesk will cover the cost of disconnecting and connecting normal household appliances or any other article requiring special servicing for safe transportation. Appliances include washer, dryer, refrigerator, icemaker and stove. However, the extension of any gas or electric lines or adding service for mismatched appliances (i.e., converting an electric hook-up for a gas appliance) is excluded.
Special or Extraordinary Shipping Requirements Are Your Responsibility
Plans should be made in advance for items requiring special or extraordinary handling. These shipping arrangements and the costs will be your responsibility, but call Altair for advice.
Autodesk will not pay for charges by the moving company to pick up any furnishings or material at any site other than your primary residence. You will be billed directly for this additional service.
Authorized Goods Include the Following:

▪	Clothing and personal items

▪	Furniture and fixtures (not attached to the house)

▪	Major appliances

▪	Gardening equipment (does not include riding mowers)

▪	Pianos

▪	Pool tables

▪	Waterbeds (if drained and disassembled)

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 13

Items NOT Authorized
Please refer to the Altair Domestic Moving Guide and Insurance Guide for a complete list of items. The following is a list of items for which Autodesk will not authorize transportation.

▪	Boats, trailers, airplanes, motorcycles 250 cc and over, snowmobiles, off-road vehicles, travel trailers, pop-up trailers, camper inserts for pick-up trucks, or other recreational vehicles

▪	Livestock or domestic animals

▪	Frozen/perishable foods

▪	Liquids in unsafe containers/flammable liquids, items that may contaminate or damage other goods

▪	Valuable papers/jewelry/items of extraordinary value

▪	Riding lawn mowers

▪	Heavy machinery/tractors/farm equipment larger than normally required for yard and garden maintenance

▪	Lumber or other building materials

▪	Plants

▪	Antiques and fine art

▪	Grandfather clocks

▪	Animal-drawn carriages or wagons, vintage and show automobiles

▪	Storage sheds, greenhouses, play houses or other outside buildings

▪	Campers, motor homes, livestock trailers

▪	Satellite dishes greater than 24” in diameter

▪	Coins, stamps and other fine collectibles

▪	Hot tubs/spas/above-ground pools

▪	Live ammunition

▪	Any other items which cannot be packed or moved by a standard commercial carrier

▪	Any goods/materials prohibited by law
Note: Gas grills may be shipped but must be emptied and certified before loading.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 14

Additional Exclusions

▪	Maid service or housecleaning service

▪	Tips to movers

▪	Disassembly of swimming pools, swing sets, basketball goals, or similar personal property

▪
Insurance for items of extraordinary value such as antiques, fine art, coin and stamp collections, precious metals, documents, securities and notes, or insurance above the coverage provided by Autodesk.

▪
Disassembly/assembly of play gyms, television/radio antennas, chandeliers, flagpoles, etc. If such items are disassembled prior to packing, they may be transported. If movers assemble or disassemble unusual items, you will be billed directly.

▪	Draining and refilling of waterbeds.

▪	Establishing services such as power, water, gas, telephones, etc.

▪	Exclusive use of moving van or space reservation

▪	Unauthorized extra pick-ups or deliveries

▪	Unauthorized overtime packing and unpacking

▪	Unauthorized crating
Important Information Concerning Household Goods Shipping

▪
Valuables such as jewelry, coin and stamp collections, computer programs, currency, precious metals, gems or semi-precious stones, rare documents, or most other collectibles should be set aside and transported with you when you travel. Only under certain very specific conditions is the mover responsible for these items. Be certain to ask the representative of your moving company about transporting valuables when he or she visits your home to inventory your belongings.

▪
Firearms may be transported, but must be unloaded, packed separately and inventoried by type of firearm and serial number. The inventory must be included in the documentation of the move. This is for your protection as well as the protection of the mover. You will be responsible for meeting the licensing or registration requirements, if any, of the state where you are moving. You cannot ship live ammunition via household goods movers.

▪
Accompany the mover through the home as he or she inventories and tags each item to be moved. Plan to check off the items at the destination as well; otherwise, you may have difficulty with claims settlements should they prove necessary.

▪
You or your representative should be present during packing and loading. Do not release the drivers until a complete inspection of the home and property has been accomplished, since items left behind could result in extra charges to you not covered under Autodesk’s relocation program.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 15

▪
Detach items that are to be moved, such as wall-mounted can openers and coffee makers, pictures, posters, curtain rods, attached bookcases and the like. Unplug appliances and electrical devices such as stereos and computers; if possible, stow the connecting cords and cables.

▪	Remove all items from refrigerators. Unplug, defrost, clean and let stand open to dry at least 24 hours in advance of loading.

▪	Items that cannot be moved by your household goods mover:

-	Bleach

-	Propane tanks or butane tanks

-	Flammable or combustible items of any kind, including gas and oil in lawn mowers, edgers and other yard or utility equipment

-	Open liquids of any kind

-	Frozen foods

-	Aerosol cans or paints

▪	No mover will accept liability for moving plants. If you choose to allow the mover to move your plants, you do so at your own risk.
Note: Federal regulations require that plants moved interstate be inspected and certified free of pests and diseases. The states of California, Arizona and Florida are especially diligent in enforcing their agriculture laws. Taking plants into these states may require considerable extra expense and effort.

▪	In the event damage occurs during the shipment of your goods, please advise your Altair consultant who will assist in the claims process.

▪
If you have items in temporary storage, please give the shipper maximum possible advance notice of the date you prefer delivery. Fourteen days is recommended to ensure the availability of your preferred dates.

▪	Keep your utilities on at the old location until at least the day after the scheduled completion of packing and loading.

Tax Liability
Household goods moving expenses and storage up to 30 days are excluded from gross earnings and no tax liability is created; therefore, gross-up is not necessary.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 16

Final Trip

Reimbursement will be provided for reasonable in-transit expenses incurred by you, your spouse/partner, and eligible dependents while traveling on the final trip from the old to the new location.
Travel arrangements should be made through the Autodesk Travel Department. If you choose to travel by air, one-way economy airfare for you and your family will be provided. If you drive, mileage will be reimbursed at the current IRS rate. Provided you drive at least 350 miles per day, reasonable expenses for hotel (up to $125 per night) and meals ($35 per adult and $17.50 per each child per day) will be reimbursed.
You must report actual travel expenses on a Relocation Expense Form. Altair will approve the Relocation Expense Form.
Pet Transportation
Air travel for up to two family pets (dog or cat) traveling on the same flight as you and your family will be provided, subject to airline guidelines. You are responsible for all other costs associated with transporting your pets, such as crating, vaccinations, specialized pet transport company costs, etc.
Tax Liability
With the exception of meals and excess mileage in accordance with IRS guidelines, final move expenses are excluded from income and no gross-up is necessary. Meals and excess mileage payments are reported as additional gross earnings and are grossed up.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 17

Expense Reporting

In some circumstances, you may be required to pay certain relocation expenses and request reimbursement afterward. Such reimbursement requests must be kept separate from other business expenses and submitted to Altair, using the Altair Relocation Expense Form.
This form may be accessed and submitted online through Altair’s STAR® Employee and Family web site. Instructions for expense report completion and submission are described in STAR®.
After submitting the expense report online, the required receipt copies should be submitted to Altair for approval and processing no later than 30 days after you incur the expenses. Failure to submit expenses within this time frame could jeopardize reimbursement, your tax assistance, or both. Reimbursement will be for actual, reasonable costs only, within the policy guidelines.
Please remember:

▪	Copies of itemized paid receipts should be provided for each expense by Fax or email (if scanned) to Altair.

▪	You must include a copy of the expense report when you provide your receipts.

▪	It is wise to keep copies of all reimbursement forms and receipts that you submit for your personal records as well as for income tax purposes.
Regular business/travel expenses must be submitted separately to Autodesk on separate expense reports.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 18

Tax Liability on Relocation Expenses
Paid to You or On Your Behalf

Most of the amounts expended by Autodesk on your behalf during relocation, whether reimbursed to you or paid directly to the service provider, will be included in your annual income. The only exceptions are certain household goods moving and final trip expenses, defined by the IRS, which are excluded from your income. Other than these specific, limited exclusions, the total of all other relocation payments will appear on your W-2 issued in January of the following year.
Autodesk will provide tax assistance for most taxable benefits through a process called “gross-up.” Altair will calculate the amount of gross-up to which you are entitled and report it to Autodesk following completion of the move, or at year-end if your move spans more than one tax year. Autodesk, through the payroll department, will pay additional funds directly to the appropriate tax authority to help cover the extra taxes caused by your relocation benefits.
Please take note of these important factors pertaining to your gross-up benefits:

▪	The tax assistance provided by Autodesk will be calculated using supplemental federal, state and local rates and will include Social Security and Medicare if applicable.

▪	Certain relocation expenses may be deductible on your individual tax return and are not grossed up.

▪
Gross-up is provided as a financial benefit, but is not intended to compensate you completely for all tax liabilities. Your Miscellaneous Expense Allowance will help to pay any additional taxes resulting from your relocation that are not covered by the gross-up payments.

▪
You are responsible for calculating, reporting and paying all personal federal, state and local income taxes for which you are liable. Altair will send you a detailed gross-up package that itemizes all relocation expenses for the tax year, including the gross-up payments the company provides on your behalf. The package is provided for your information and for use by your tax professional if you use such services.

The services of competent tax and legal professionals are recommended.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 19

Reimbursement of Relocation Benefits

If you resign from your employment with Autodesk for any reason or are involuntarily terminated by Autodesk for cause (as defined below) within 24 months of your hire date, you must reimburse Autodesk for all relocation benefits it provided to you, within ten (10) days of your termination date or later if the Company approves in writing different repayment terms.  “Good Cause” means:  (a) your use of narcotics or alcohol while working for the Company or being impaired by narcotics or alcohol while performing work, (b) your misconduct as defined by the Company, (c) violation of your obligations under the Employee Inventions and Nondisclosure Agreement, the Company’s Code of Conduct or any written Company policies, and/or (d) your poor performance, as defined by the Company, after the Company has given you a written Performance Improvement Plan and has met any legal obligation to accommodate any disability that you may have.
You will be required to reimburse the Company for a percentage of Benefits calculated as follows.  The percentage is based on the number of months you worked for the Company divided by twenty-four (24) months.  If you worked just one day of a month, that month is considered worked for purposes of this calculation.  For example, if you worked six months, you would have to reimburse the Company for 75% of Benefits.  Your payment is due within ten calendar days of your termination.  You agree, by accepting these benefits, you will reimburse them pursuant to this provision.

Autodesk Relocation Policy for
R. Scott Herren        Autodesk
September 23, 2014         Page 20